Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries

Consolidated Financial Statements

As of December 31, 2014 (Unaudited) and 2013 (Unaudited), and for the years ended December 31, 2014 (Unaudited), 2013 (Unaudited) and 2012 (Audited), and Independent Auditors’ Report

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Independent Auditors’ Report and Consolidated

Financial Statements 2014 (Unaudited), 2013 (Unaudited) and 2012 (Audited)

INDEPENDENT AUDIT ORS ’ REPORT

To the Board of Directors and Stockholders of Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries

We have audited the accompanying consolidated statements of income, changes in equity and cash flows of Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries (the "Company") for the year ended December 31, 2012, and the related notes to the consolidated statements of income, changes in equity and cash flows.

Management's Responsibility for the Consolidated Statements of Income, Changes in Equity and Cash Flows

Management is responsible for the preparation and fair presentation of these consolidated statements of income, changes in equity and cash flows in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated statements of income, changes in equity and cash flows that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated statements of income, changes in equity and cash flows based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of income, changes in equity and cash flows are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated statements of income, changes in equity and cash flows. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated statements of income, changes in equity and cash flows, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated statements of income, changes in equity and cash flows in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated statements of income, changes in equity and cash flows.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated statements of income, changes in equity and cash flows referred to above present fairly, in all material respects, the results of the Company´s operations and their cash flows for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in equity and cash flows for the years ended December 31, 2014 and 2013 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/S/ Deloitte, Inc.

April 11, 2014

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2014 and 2013 (In thousands of U.S. dollars) (The 2014 and 2013 consolidated financial statements are unaudited)
	Notes	2014	2013
Assets		(Unaudited)	(Unaudited)
Current Assets:
Cash and cash equivalents		3,185	3,452
Trade receivables	3	445	471
Accounts receivable from related parties	5	306	140
Sundry debtors	3	261	480
Inventories	3	4,200	7,252
Recoverable taxes	3	1,576	2,173
Prepaid expenses and other current assets	3	109	116
Deferred income taxes	8	151	106
Total current assets		10,233	14,190
Property, plant and equipment:
Buildings		5,189	5,349
Land		1,247	1,247
Machinery and equipment		21,075	19,851
Vehicles		2,795	2,896
Office furniture and equipment		1,500	1,455
Land under capital leases		476	476
Building under capital leases		2,265	2,054
Machinery and vehicles acquired under capital leases		95	95
Other property, plant and equipment		84	84
		34,726	33,507
Less - accumulated depreciation		(14,074)	(11,733)
Net property, plant and equipment		20,652	21,774
Total assets		30,885	35,964

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2014 and 2013
(In thousands of U.S. dollars)
(The 2014 and 2013 consolidated financial statements are unaudited)
	Notes	2014	2013
Liabilities and stockholders' equity		(Unaudited)	(Unaudited)
Current liabilities:
Short-term debt	6	-	154
Current maturities of long-term debt	6	523	1,377
Current maturities of capital leases	7	121	451
Accounts payable		892	1,743
Accounts payable to related parties	5	294	1
Sundry accounts payable		20	24
Withholdings and accrued expenses	3	129	205
Income taxes payable		15	71
Total current liabilities		1,994	4,026
Long-term liabilities:
Long-term debt	6	2,277	2,590
Capital leases	7	779	662
Accrued expenses		92	90
Deferred income taxes	8	2,530	1,980
Total long-term liabilities		5,678	5,322
Equity:
Paid-in capital	9	76	76
Retained earnings		21,089	23,869
Total Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) stockholders' equity		21,165	23,945
Noncontrolling interests		2,048	2,671
Total equity		23,213	26,616
Total liabilities and equity		30,885	35,964

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries
Consolidated Statements of Income
For the years ended December 31, 2014, 2013 and 2012
(In thousands of U.S. dollars)
(The 2014 and 2013 consolidated financial statements are unaudited)
	Notes	2014	2013	2012
		(Unaudited)	(Unaudited)	(Audited)
Revenues
Drilling		11,499	33,375	67,193
Sale of fluids		5,760	8,683	15,237
Other revenues		1,318	1,708	2,126
Total revenues		18,577	43,766	84,556
Cost of services (exclusive of depreciation shown below)		(9,150)	(25,844)	(46,717)
Cost of sales (exclusive of depreciation shown below)		(4,041)	(5,562)	(8,858)
Selling, general and administrative expenses		(3,928)	(5,902)	(7,392)
Depreciation and amortization		(2,338)	(3,104)	(2,339)
Total costs and expenses		(19,457)	(40,412)	(65,306)
Operating income		(880)	3,354	19,250
Other income (expenses):
Financial expense		(309)	(394)	(654)
Other income, net		828	990	1,095
Foreign exchange losses, net		(339)	(402)	(605)
Other (expense) income, net		180	194	(164)
(Loss) income before income taxes		(700)	3,548	19,086
Income tax expense	8	(731)	(540)	(4,632)
Net (loss) income		(1,431)	3,008	14,454
Less: Net loss (income) attributable to noncontrolling interests		208	(59)	(501)
Net (loss) income attributable to Boyles Bros. Servicios
Técnicos Geológicos S.A. (Boytec S.A.)		(1,223)	2,949	13,953

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries
Consolidated Statements of Changes in Equity
For the years ended December 31, 2014, 2013 and 2012
(In thousands of U.S. dollars)
(The 2014 and 2013 consolidated financial statements are unaudited)
			Total
			Boyles Bros.
			Servicios
			Técnicos
			Geológicos, S.A.
			(Boytec, S.A.)
	Paid-in	Retained	stockholders'	Noncontrolling	Total
	capital	earnings	equity	interests	equity
Balance as of December 31, 2011 (Unaudited)	76	14,070	14,146	2,830	16,976
Dividends distribution	-	(3,400)	(3,400)	(100)	(3,500)
Partnership withdrawal	-	(220)	(220)	(64)	(284)
Comprehensive income:
Net income for the year 2012	-	13,953	13,953	501	14,454
Balance as of December 31, 2012 (Audited)	76	24,403	24,479	3,167	27,646
Balance as of December 31, 2012 (Audited)	76	24,403	24,479	3,167	27,646
Dividends distribution	-	(3,300)	(3,300)	(500)	(3,800)
Partnership withdrawal	-	(183)	(183)	(55)	(238)
Comprehensive income:
Net income for the year 2013	-	2,949	2,949	59	3,008
Balance as of December 31, 2013 (Unaudited)	76	23,869	23,945	2,671	26,616
Balance as of December 31, 2013 (Unaudited)	76	23,869	23,945	2,671	26,616
Dividends distribution	-	(1,497)	(1,497)	(397)	(1,894)
Partnership withdrawal	-	(60)	(60)	(18)	(78)
Comprehensive income:
Net loss income for the year 2014	-	(1,223)	(1,223)	(208)	(1,431)
Balance as of December 31, 2014 (Unaudited)	76	21,089	21,165	2,048	23,213

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Tecnicos Geologicos S.A. (Boytec S.A.) and Subsidiaries
Consolidated Statements of Cash Flows
For the years ended December 31, 2014, 2013 and 2012
(In thousands of U.S. dollars)
(The 2014 and 2013 consolidated financial statements are unaudited)
	2014	2013	2012
	(Unaudited)	(Unaudited)	(Audited)
Cash flows from operating activities:
Net (loss) income	(1,431)	3,008	13,953
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	2,338	3,104	2,339
Foreign exchange losses, net	339	316	605
Allowance for doubtfull accounts	(394)	426	-
Deferred income taxes	477	(226)	637
Others	91	404	454
Changes in operating assets (increases) decreases:
Trade account receivables	26	3,247	917
Inventories	3,052	463	(1,314)
Other assets	226	285	(420)
Due from related companies	(166)	1,999	2,594
Changes in operating liabilities increases (decreases):
Accounts payable	(851)	(3,797)	(4,239)
Other accounts payable	(78)	(705)	(421)
Accounts payable to related parties	293	-	-
VAT and similar payables	533	(2,142)	(403)
Total net cash flows provided by operating activities	4,455	6,382	14,702
Cash flows from investment activities:
Proceeds from sale of property, plant and equipment	161	521	545
Purchases of property, plant and equipment	(1,377)	(2,714)	(8,930)
Total net cash flow used in investment activities	(1,216)	(2,193)	(8,385)
Cash flows from financing activities:
Lease payments	(213)	(542)	(521)
Bank debt payments	(1,321)	(5,274)	(4,864)
Bank loans	-	3,958	5,235
Partnership withdrawal	(78)	(238)	(64)
Dividend payments	(1,894)	(3,800)	(3,500)
Total net cash flow used in financing activities	(3,506)	(5,896)	(3,714)
Net increase (decrease) in cash flows for the year	(267)	(1,707)	2,603
Cash and cash equivalents at beginning of year	3,452	5,159	2,556
Cash and cash equivalents at end of year	3,185	3,452	5,159

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

1. Nature of business, basis of presentation and foreign currency financial statements Consolidated Group and description of business

The Consolidated Group comprises the following entities:

-	Boyles Bros. Servicios Técnicos Geológicos S.A. (BOYTEC S.A.)
-	Sondajes Geotec Colombia S.A.S
-	Boytec Panama S.A.
•	Boytec Sondajes de Mexico S.A. de C.V.
-	Industries Finance Manufacturing & Technology, S.A. (IFMT):
•	Inmobiliaria Plantel Industrial Limitada
-	Mining Drilling Fluids, Inc. and Subsidiaries (MDF Inc.):
•	MDF S.A. (Chile)
•	MDF Colombia S.A.S.
•	Mining Drilling Fluids México S.A. de C.V.
•	Mining Drilling Fluids Perú S.A.

Description of business:

-	Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec, S.A.): Is the holding company of the subsidiaries detailed below.
-	Sondajes Geotec Colombia S.A.S: provides mining prospection services in the area of drilling.
-	Boytec Panama S.A.: Is engaged to invest in other companies.
-	Boytec Sondajes de México S.A. de C.V.: provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells.
-	Mining Drilling Fluids, Inc. and Subsidiaries: are mainly engaged in marketing and production of fluids and other industrial products.
-

Inmobiliaria Plantel Industrial Ltda. is a real estate company that during the years 2002, 2005 and 2007, acquired a land and building with leaseback and finance lease, which are currently being subleased to the related companies Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A., Christensen Chile S.A. and Centro Internacional de Formación, S.A.

Basis of presentation - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation of financial statements - The consolidated financial statements include the financial statements of Boytec S.A. and those of its subsidiaries. Boytec, S.A. consolidates its subsidiaries in which it holds a controlling financial interest. The usual condition for a controlling financial interest is ownership of a majority voting interest. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign currency financial statements - The currencies of the countries in which the Companies are incorporated are Chilean Pesos, Peruvian Nuevos Soles, Mexican Pesos, Colombian Pesos, and US Dollar. Management determined the U.S. dollar as the Company’s functional currency in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830 – Foreign Currency Matters. Accordingly, the Company measures into U.S. dollars monetary assets and liabilities at year-end exchange rates while non-monetary items are measured at historical rates. Income and expense accounts are measured at exchange rates that approximate the weighted average of the prevailing exchange

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

rates in effect during the year, except for depreciation which was measured at historical rates. Gains or losses from changes in exchange rates are recognized in income in the year of occurrence.

2. Significant accounting policies

A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

Use of estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of each of the consolidated companies in the Boytec Group of Companies to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes the estimates and assumptions used in the preparation of these consolidated financial statements were appropriate in the circumstances, actual results could differ from those estimates.

Inventories - Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the weighted average cost method.

Concentration of credit risk - The Company provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells, and sells products to customers primarily in Chile, Mexico, Peru, Colombia and Panama. The Company conducts periodic evaluations of its customers’ financial condition and generally does not require collateral. The Company does not believe that significant risk of loss from a concentration of credit risk exists given the large number of customers that comprise its customer base and their geographical dispersion.

Property, plant and equipment - Property, plant and equipment are recorded at acquisition cost, net of accumulated depreciation. Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity. Assets acquired under capital leases are recorded as acquisitions of property, plant and equipment, in an amount equivalent to the lower of the present value of the minimum lease payments plus the present value of the purchase option and market value. The assets will be legally owned by the Company only when it exercises the purchase option.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for assets owned was ThUS$2,098 ThUS$2,882 and ThUS$2,090 in 2014, 2013 and 2012, respectively. Depreciation expense for leased assets was ThUS$240, ThUS$222 and ThUS$249 in 2014, 2013 and 2012, respectively. The estimated useful lives of the related assets are as follows:

Useful life years
Buildings	20 to 60
Machinery and equipment	5 to 10
Office furniture and equipment	3
Vehicles	3 to 5
Leased assets	20 to 25

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of an asset is not recoverable when the estimated future undiscounted cash flows expected to result from the use of the asset are less than the carrying value of the asset. The Company measures an impairment loss as the difference between the carrying value of the asset and its fair value Each of the consolidated companies in the Boytec S.A. has determined that no impairment of property, plant and equipment was required as of December 31, 2014 and 2013.

Revenue recognition- Revenues from contracts for the consolidated companies in the Boytec S.A. mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled. Revenues from contracts for maintenance and recovery of water wells are recognized upon rendering of such services. Revenues from sales are recognized in the period in which the risk and rewards of the related inventories are transferred to customers, which generally coincides with the delivery of products to customers in satisfaction of orders. Other revenues relate to sublease contracts of land and building and are recognized on an accrual basis.

Trade receivables and sundry debtors – Trade receivables are stated at their nominal value, net of the allowance for doubtful accounts. Sundry debtors are stated at their nominal value.

Allowance for doubtful accounts - Each of the consolidated companies in the Boytec S.A. estimates the allowance based on an individual analysis of customer credit worthiness and payment capacity.

Cash and cash equivalents - Each of the consolidated companies in the Boytec S.A. considers investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2014 and 2013, cash and cash equivalent include cash on hand and in banks. The carrying value of cash and cash equivalents approximates fair value.

Accrued expenses - Vacation costs and other expenses are accrued as an expense in the year in which earned or become payable.

Income taxes - Current income taxes are recorded in the results of the year in which they are incurred. Deferred income taxes are provided using the asset-and-liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provision for income taxes is made in accordance with tax regulations for each country.

Each of the consolidated companies in the Boytec S.A. estimates of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Each of the consolidated companies in the Boytec S.A. recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For tax positions that meet this recognition threshold, each consolidated company in the Boytec S.A. group of companies applies judgment, taking into account applicable tax laws and experience in managing tax audits, to determine the amount of tax benefits to recognize in the consolidated financial statements. For each position, the difference between the benefit realized on our tax return and the benefit reflected in the consolidated financial statements is recorded as a liability in the consolidated balance sheets. This liability is updated at each consolidated financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

As of December 31, 2014 and 2013 there were no uncertain tax positions that should be recorded in the consolidated financial statements. In addition, each consolidated company in the Boytec S.A. group of companies does not have any accrued interest and penalties related to unrecognized tax benefits.

The Company and its subsidiaries file individual returns for income tax purposes.

Fair value of financial instruments and fair value measurements – An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Accounting guidance establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value may fall into one of three levels:

Level 1 – applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted process for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying amounts of financial instruments, including cash and cash equivalents, trade receivables, and accounts payables, approximate their current fair values because of the relatively short maturity of those instruments. See Note 6 for disclosure regarding the fair value of indebtedness of the Company.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

3.Composition of certain financial statements captions

	December 31,	December 31,
	2014	2013
Assets	(Unaudited)	(Unaudited)
	ThUS$	ThUS$
Trade receivables, net Trade receivables	477	897
Allowance for doubtful accounts	(32)	(426)
	445	471
Sundry debtors Advance to suppliers	67	88
Sundry	194	392
	261	480
Inventories, net Bits and diamonds	107	383
Bars and casings	734	841
Spare parts and other	1,858	3,171
Muds and aditives	1,443	2,766
Import in transit	58	91
	4,200	7,252
Prepaid expenses and other current assets Prepaid expenses	96	112
Other current assets	13	4
	109	116
Recovable Taxes Income tax	1,179	1,243
VAT	328	856
Others tax credits	69	74
	1,576	2,173

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

	December 31,	December 31,
	2014	2013
Liabilities	(Unaudited)	(Unaudited)
	ThUS$	ThUS$

Accounts payable Foreign suppliers	3	33
Domestic suppliers	669	1,710
	672	1,743
Sundry accounts payable Sundry accounts payable	20	24
	20	24
Withholdings and Accrued expenses Vacation benefits	80	87
Withholdings	29	20
Salaries and employee benefits	20	98
	129	205

(1)   The following table reflects the changes in the allowance for doubtful accounts:

	Beginning balance	Charged to expense	Ending balance
	ThUS$	ThUS$	ThUS$
2014 (Unaudited)
Allowance for doubtful accounts	(426)	394	(32)

	ThUS$	ThUS$	ThUS$
2013 (Unaudited)
Allowance for doubtful accounts	-	(426)	(426)

4.Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	For the years ended December 31,
	2014	2013	2012
	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Unaudited)	(Unaudited)
Income taxes paid	256	2,316	3,443
Interests paid	226	336	450

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

5. Related party transactions

The Company is affiliated with a number of companies through common ownership. The balances of related party receivables and payables at year end and transactions during the years are as follows:

	Accounts receivable / payables				Transactions
	Short term	Long term	Short term	Long term	Sales and other revenues			Purchases and other costs
	2014		2013		2014	2013	2012	2014	2013	2012
	(Unaudited)		(Unaudited)		(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Audited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Due from related companies:
Christensen Chile S.A.	20		27		701	839	377	-	-	-
Christensen Comercial S.A.	-	-	-	-	-	-	-	-	-	-
Geotec S.A. (Perú)	15	-	-	-	238	564	1,208	-	-	-
CSI S.A.	-	-	18	-	10	708	1,052	-	-	-
Centro Internacional de Formacion S.A.	-	-	-	-	5	6	6	-	-	-
Boyles Bros Diamantina S.A (Perú)	-	-	-	-	187	1	-	-	-	-
Sociedad de Servicios Técnicos
Geológicos Geotec Boyles Bros S.A.	271	-	95	-	3,718	4,848	8,506	-	-	-

Totals	306	-	140	-	4,859	6,966	11,150	-	-	-

Due to related companies:
Christensen Chile S.A.	-	-	1	-	-	-	-	38	24	2
Sociedad de Servicios Técnicos
Geológicos Geotec Boyles Bros S.A.	-	-	-	-	-	-	-	323	229	141
Boyles Bros Diamantina S.A (Perú)	111	-	-	-	-	-	-	-	-	-
Find Inmobiliaria, S.A. de C.V.	26	-	-	-	-	-	-	299	-	-
Diamantina Christensen Trading Inc.	157	-	-	-	-	-	-	585	2,121	2,910
CSI Inc	-	-	-	-	-	-	-	-	9	31
CSI S.A.	-	-	-	-	-	-	-	610	1,804	4,988

Totals	294	-	1	-	-	-	-	1,855	4,187	8,072

Boytec Sondajes de México, S.A. de C.V. has a loan with Geotec Boyles Bros with a balance of Th$113. See note 6.

Inmobiliaria Plantel Industrial Limitada has entered into a sublease rental agreement with its related parties, Christensen Chile S.A., Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. and Centro Internacional de Formación S.A., for the use of Inmobiliaria Plantel Industrial Limitada’s office space and plant.

6.Short-term and Long-term Debt

Short-term Debt:

The following table reflects the detail of short-term debt:

	Financial	Transaction	Currency	Monthly	Issuance	Expiration	2014	2013
Company	Institution			rate	date	date	ThUS$	ThUS$
							(Unaudited)	(Unaudited)
Inmobiliaria Plantel Industrial Ltda. (Chile)	Banco Santander (1)	Loan	Ch$	0.56%	13-Oct	14-Oct	-	154
							-	154

Inmobiliaria Plantel Industrial Ltda. (Chile):

(1) On Oct 13, the Company entered into a short-term loan with bank of Santander for US$154, which bear a monthly interest rate of 0.56%. This loan was full repaid in June 2014, in advance of the original maturity date

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

Long-term Debt:

Debt outstanding as of December 31, whose carrying value approximates fair value and are Level 2 financial instruments, is as follows:

Company	Financial Institution	Transaction	Currency	Annual rate	Short-term portion		Long-term		Expiration Date
					2014	2013	2014	2013
					ThUS$	ThUS$	ThUS$	ThUS$
					(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Inmobiliaria Plantel (1)	Banco Security	Loan	US$	4.96%		758		2,477	Mar/18
	Banco Security	Loan	US$	5.75%	410	-	2,277	-	Jul/21
					410	758	2,277	2,477
Boytec Sondajes de
Mexico S.A. de C.V. (2)	Geotec Boyles Bros	Loan	US$	4.20%	113	450	-	113	Mar/15
	Capital Corporation de
	Mexico S.A. de C.V.	Loan	US$	Libor + 0,4%	-	169	-	-	Mar/14
					113	619	-	113
					523	1377	2277	2590

Inmobiliaria Plantel Industrial Ltda. (Chile):

(1)

On June 26, 2014, the Company entered into a loan with Banco Security for ThUS$3,800, which bears a monthly interest rate of 0.479% payable in eighty four monthly installments, with the first in August 2014. The proceeds from this loan were used to repay the loans which were previously outstanding with an original maturity date of March 2018.

Boytec Sondajes de México S.A. de C.V.:

(2)

On March 2013, Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. made one loan to Boytec Sondajes de México S.A. for ThUS$900. The loan matures on March 2015, and bear interest of 4.2% in the year 2014. As of December 31, 2014, the outstording balance of these loans was ThUS$113.

As of December 31, 2014 and 2013, long-term debt will mature as follows:

Years to maturity	2014	2013
	ThUS$	ThUS$
	(Unaudited)	(Unaudited)
2014	-	1,377
2015	523	869
2016	408	756
2017	408	756
2018 and thereafter	1,461	209
	2,800	3,967

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

7.Capital leases

Capital leases outstanding as of December 31, 2014 and 2013, whose carrying value approximates fair value, was as follows:

	Financial Institution	Transaction	Currency	Annual rate	Short-term portion		Long-term		Expiration date
Company					2014	2013	2014	2013
					ThUS$	ThUS$	ThUS$	ThUS$
					(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Inmobiliaria Plantel Industrial Ltda. (Chile)	Banco Santander	Leasing	UF	4.20%	99	429	779	637	May/16
	Banco Santander	Leasing	UF	11.43%	22	22	-	25	Oct/15
					121	451	779	662

Inmobiliaria Plantel Industrial Ltda. (Chile): (1) On December 6, 2005, the Company entered into a Capital lease contract obtained from bank Santander Santiago for U.F. 30,046 (U.F.: is an inflation-indexed, Chilean peso-denominated monetary unit. The UF rate is set daily in advance based on the change in the Consumer Price Index in relation to the previous month as reported in the monthly publication of the Central Bank of Chile); which are payable in monthly installments until 2011, and subject to an annual interest rate of 5.56%. On May 24, 2007 such lease contract was modified to U.F.71,441.85 payable in monthly installments until 2016 for the construction of the Corporate building and Antofagasta building. In July 2014, such lease contract was modified to U.F 22,645.73 payable in 97 monthly installments until 2022 and subject an annual interest rate of 4.2%.

On September 27, 2010, the Company entered into a Capital lease contract obtained from E-Business Distribution S.A. for U.F. 2,239; which is payable in monthly installments until 2016 and subject to an annual interest rate of 11.43%. The assets acquired rebited to a data center. In December 2010, E-Business Distribution S.A. assigned and transferred this lease to Banco Santander.

The minimum lease payments required are as follows:

Years to maturity	2014	2013
	ThUS$	ThUS$
	(Unaudited)	(Unaudited)
2014	-	451
2015	122	471
2016	100	191
2017	678	-
	900	1,113

Rental expense for the years ended December 31, 2014 was ThUS$37 (2013: ThUS$61/ 2012: ThUS$65).

8. Income taxes

Income before income taxes is as follows:

	For the years ended December 31,
	2014	2013	2012
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(Unaudited)	(Unaudited)	(Audited)

Income before income taxes	(700)	3,548	19,086

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

The expense for incomes taxes consists of the following:

	For the years ended December 31,
	2014 ThUS$	2013 ThUS$	2012 ThUS$
in thousands of U.S. dollars - ThUS$
Current taxes	56	(848)	(3.995)
Deferred taxes	(787)	308	(637)
Total, net	(731)	(540)	(4.632)

Deferred income tax assets and liabilities as of December 31, 2014 and 2013, are comprised of the following:

	Short term De ce mbe r 31,		Long-term De ce mbe r 31,
	2014	2013	2014	2013
	ThUS$	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$

Deferred income tax assets:
Leases	27	90	206	132
Vacation accruals	8	7	-	-
Allowance for doubtful accounts	1	7	-	-
Inventory obsolescence provision	115	2	-	-

Deferred income tax assets	151	106	206	132
Deferred income tax liabilities:
Property, plant and equipment	-	-	2.736	2.112
Capital leases	-	-	-	-
Deferred income tax liabilities	-	-	2.736	2.112
Net Assets - (Liabilities)	151	106	(2.530)	(1.980)

A reconciliation of total income tax expense to statutory tax rate is as follows:

	For the year ended December 31,
	2014		2013		2012
in thousands of U.S. dollars - ThUS$	ThUS$	%	ThUS$	%	ThUS$	%
Income tax at statutory tax rate	(198)	26,43%	823	23,33%	5.363	23,33%
Difference in tax expense resulting from:
Non deductible expenses	916	(122,27%)	(310)	(8,79%)	98	0,43%
Permanent differences	-	0,00%	-	0,00%	52	0,23%
Changes in tax rates	36	(4,81%)	-	0,00%	-	0,00%
Other	(23)	3,07%	27	0,77%	(881)	(3,83%)
	731	(97,58%)	540	15,31%	4.632	20,16%

The companies are potentially subject to income tax audits until the applicable statute of limitations expires. Tax audits by their nature are often complex and can require several years to complete. The followings tax years subject to examination are 2009 through 2014.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

9. Equity

Paid-in capital:

-	Boytec S.A. - As of December 31, 2014 and 2013, common stock is represented by 7,600 common shares with no-par value.

Dividends distribution:

-	Boytec S.A. – A total dividend amount of ThUS$1,497, equivalent to US$197 per share, was approved by the Company’s Board in a meeting held in the year 2014.

A total dividend amount of ThUS$3,300, equivalent to US$434 per share, was approved by the Company’s Board in a meeting held in the year 2013.

A total dividend amount of ThUS$3,400, equivalent to US$447 per share, was approved by the Company’s Board in a meeting held in the year 2012.

-

Mining Drilling Fluids, Inc. and Subsidiaries (MDF Inc.) - A total dividend amount of ThUS$794 equivalent to US$0.794 per share, was approved by the Company’s Board in a meeting held in the year 2014. A 50% of this dividend was paid to Boytec S.A.

A total dividend amount of ThUS$1,000 equivalent to US$1,000 per share, was approved by the Company’s Board in a meeting held in the year 2013. A 50% of this dividend was paid to Boytec S.A.

A total dividend amount of ThUS$200 equivalent to US$200 per share, was approved by the Company’s Board in a meeting held in the year 2012. A 50% of this dividend was paid to Boytec S.A.

10. Guarantees

As a result of the loan entered into with Banco Security on June 26, 2014, as discussed in Note 6, Inmobiliaria Plantel Industrial Ltda. was required to mortgage and guarantee the corporate building, which has a carrying value of ThUS$3,141 as of December 31, 2014.

In 2014 and 2013, the Company has not given other guarantees.

11. Contingencies and commitments

The Company is not involved in any contingencies and commitments as of December 31, 2014 and 2013.

Litigation - The Company is party to various legal actions in the normal course of its business. The Company is not involved in or threatened by proceedings for which the Company believes it is not adequately insured or indemnified or which, if determined adversely, would have a material adverse effect on its consolidated financial position, results of operations and cash flows.

Transfer pricing – Additional taxes payable could arise in transactions with nonresident related parties if the tax authority, during a review, believes that prices and amounts used by the Company are not similar to those used with or between independent parties in comparable transactions.

The company has no commitments as of December 31, 2014 and 2013.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

12. Fair value of financial instruments

Fair value of financial instruments - The estimated fair value amounts presented in this consolidated financial statement have been determined by the Company using available market information together with appropriate valuation methodologies, such as discounted cash flows model, that require considerable judgment in developing and interpreting the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The carrying amounts of the Company’s accounts receivable, accounts payable and current notes payable approximate fair value because they have relatively short-term maturities and bear interest at rates tied to market indicators, as appropriate. The Company’s long-term debt consists of debt instruments that bear interest at fixed or variable rates tied to market indicators.

13. New accounting pronouncements

Recently adopted accounting pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, Comprehensive Income (ASC 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The amendments in this ASU supersede and replace the presentation requirements for reclassifications out of accumulated other comprehensive income in ASU 2011-05 (issued in June 2011) and ASU 2011-12 (issued in December 2011) for all public and private organizations. The amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. For nonpublic entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

Recently issued accounting pronouncements pending adoption

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606), which amends the ASC and creates a new Topic 606, Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the ASC. For nonpublic entities, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Company is currently evaluating the effects of adopting this ASU on the consolidated financial statements.

Other than the ASU previously mentioned, the Company considers there are no new accounting standards pending adoption that will have a material impact on the Company´s consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

(The 2014 and 2013 consolidated financial statements are unaudited)

14. Subsequent events

Between January 1st, 2015 and March 31, 2015, the issuance date of these consolidated financial statements, no subsequent events occurred that could materially affect the financial results of the Company.

15. Approval of financial statements

The financial statements were approved by the Administration and authorized for issuance on March 31, 2015.

* * * * * *